JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Members of Kreston International

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Dear Sirs,

Re: RINO INTERNATIONAL CORPORATION

We have read the statements that we understand RINO International Corporation will include under Item 4 of its Form 8-K report it will file regarding the change of its certifying accountants. We agree with the statements made regarding our Firm. We have no basis to agree or disagree with the other statements made under Item 4.

Very truly yours,

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong, July 3, 2008

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 25295500 Fax: (852) 28651067
Email : jimmycheung@jimmycheungco.com
Website : http://www.jimmycheungco.com